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                                                                Exhibit 12(a)


                         ANADARKO PETROLEUM CORPORATION
               CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS OF
                    EARNINGS TO FIXED CHARGES AND EARNINGS TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

    THREE MONTHS ENDED MARCH 31, 2001 AND FIVE YEARS ENDED DECEMBER 31, 2000



                          Three Months
                              Ended                       Years Ended December 31
                             March 31    ---------------------------------------------------------
millions                      2001          2000        1999        1998         1997        1996
                          ------------   ---------   ---------   ---------    ---------   ---------
Gross Income                 $ 1,076     $ 1,519.0   $   178.9   $    (7.4)   $   205.3   $   196.8
Rentals                            3          15.9        11.1        12.5          8.3         4.2
                             -------     ---------   ---------   ---------    ---------   ---------
Earnings                       1,079       1,534.9       190.0         5.1        213.6       201.0
                             =======     =========   =========   =========    =========   =========

Gross Interest Expense            73         192.9        96.1        82.4         62.0        56.0
Rentals                            3          15.9        11.1        12.5          8.3         4.2
                             -------     ---------   ---------   ---------    ---------   ---------
Fixed Charges                $    76     $   208.8   $   107.2   $    94.9    $    70.3   $    60.2
                             =======     =========   =========   =========    =========   =========

Preferred Stock
 Dividends                         4          17.1        17.1        10.9           --          --
                             -------     ---------   ---------   ---------    ---------   ---------

Combined Fixed Charges
 and Preferred Stock
 Dividends                   $    80     $   225.9   $   124.3   $   105.8    $    70.3   $    60.2
                             =======     =========   =========   =========    =========   =========

Ratio of Earnings to
 Fixed Charges                 14.16          7.35        1.77        0.05         3.04        3.34
                             =======     =========   =========   =========    =========   =========

Ratio of Earnings to
 Combined Fixed Charges
 and Preferred Stock
 Dividends                     13.40          6.80        1.53        0.05         3.04        3.34
                             =======     =========   =========   =========    =========   =========



     As a result of the Company's net loss in 1998, Anadarko's earnings did not cover fixed charges by $90 million and did not cover combined fixed charges and preferred stock dividends by $101 million.

     These ratios were computed by dividing earnings by either fixed charges or combined fixed charges and preferred stock dividends. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses and the estimated interest component of rentals. Preferred stock dividends are adjusted to reflect the amount of pretax earnings required for payment.